UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.        )
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American Municipal Income Portfolio Inc.
Minnesota Municipal Income Portfolio Inc.
First American Minnesota Municipal Income Fund II, Inc.
American Income Fund, Inc.
American Strategic Income Portfolio Inc.
American Strategic Income Portfolio Inc.—II
American Strategic Income Portfolio Inc.—III
American Select Portfolio Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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December 7, 2010
URGENT-YOUR RESPONSE IS NEEDED
1-800-317-8033
“Address 1”
“Address 2”
“Address 3”
“Address 4”
“Address 5”
“Address 6”
“Address 7”
Re: “Specific Fund Name”
Dear Shareholder,
We have been trying to get in touch with you regarding an extremely important matter pertaining to your investment in one or more of the First American Closed-End Funds. This matter pertains to the advisory services performed by FAF Advisors, Inc. therefore it is extremely urgent that we speak to you.
FAF Advisors, a wholly-owned subsidiary of U.S. Bank National Association (“U.S. Bank”), serves as investment advisor and administrator to each Fund. On July 29, 2010, U.S. Bank and FAF Advisors entered into a definitive agreement with Nuveen, Nuveen Asset Management (“NAM”) and certain Nuveen affiliates, whereby NAM will acquire a portion of the asset management business of FAF Advisors. FAF Advisors will remain as the investment advisor and administrator to the First American Closed-End Funds after the transaction closes. However, the employees who currently act as portfolio managers of these funds will become Nuveen employees. In this regard, each of the First American Closed-End Funds is asking shareholders to approve an amendment to the investment advisory agreement with FAF Advisors, Inc. and to approve investment sub-advisory agreements with Nuveen Asset Management, Nuveen Fund Advisors, Inc. and Nuveen Asset Management, LLC.
It is imperative that we hear from you on this matter. Please call 1-800-317-8033 (toll free) between 9:00 a.m. and 11:00 p.m. EST Monday to Friday and Saturday 12:00 p.m. to 6:00 p.m. We do not require you to provide any personal information when calling, and the call will only take a few minutes of your time.
Your prompt response is greatly appreciated. If you have already responded, thank you for your time.

Sincerely,

Thomas S. Schreier, Jr.
President